Exhibit 99.23

CONSOLIDATING ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (UNAUDITED) (a)(b)

FOR THE THREE MONTHS ENDED JUNE 30, 2013, 2012 AND 2011

(IN THOUSANDS)

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012			Three Months Ended June 30, 2011
	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)
Net income	$42,941	$6,938	$49,879	$33,699	$7,221	$40,920	$19,583	$2,713	$22,296
Adjusted for:
Depreciation and amortization of property and equipment	52,527	4,353	56,880	50,389	4,779	55,168	51,553	3,194	54,747
Amortization of intangibles	4,203	—	4,203	4,215	—	4,215	4,617	—	4,617
Interest expense	23,760	1,002	24,762	29,553	1,022	30,575	36,631	934	37,565
Derivative interest expense	532	—	532	2,108	—	2,108	4,003	—	4,003
Interest income	(517)	(29)	(546)	(439)	(12)	(451)	(471)	(26)	(497)
Income tax expense	26,888	75	26,963	21,776	156	21,932	13,485	48	13,533

EBITDA	$150,334	$12,339	$162,673	$141,301	$13,166	$154,467	$129,401	$6,863	$136,264

Non-cash equity compensation (c)	833	60	893	1,466	62	1,528	2,319	53	2,372
Loss on debt extinguishment (d)	—	—	—	1,279	—	1,279	—	—	—

Adjusted EBITDA	$151,167	$12,399	$163,566	$144,046	$13,228	$157,274	$131,720	$6,916	$138,636

(a)	We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) non-cash equity compensation expense, (v) non-cash impairments, (vi) other special non-cash items, and (vii) excludable transaction costs. We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and that it enhances an investor’s understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Our method of computing Adjusted EBITDA is consistent with that used in our senior secured credit agreement for covenant compliance purposes and may differ from similarly titled measures of other companies. Adjusted EBITDA is not a recognized measure under GAAP. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, net income, cash flow from operations, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows as a measure of liquidity.
(b)	On August 6, 2013, Swift Transportation Company (the “Company” or “Swift”) entered into a Stock Purchase Agreement with the shareholders of Central Refrigerated Transportation, Inc. (“Central”), pursuant to which the Company acquired all of the outstanding capital stock of Central (the “Acquisition”) in a cash transaction valued at $225 million. Mr. Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the majority shareholder of Central. Given Mr. Moyes’ majority ownership in both Swift and Central, the Acquisition is accounted for as a combination of entities under common control similar to the pooling of interest method. Under common control accounting, the historical results of Central have been combined with Swift’s. The above Consolidating Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization for the three months ended June 30, 2013, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective on January 1, 2011.
(c)	Represents recurring non-cash equity compensation expense, on a pre-tax basis. In accordance with the terms of our senior credit agreement, this expense is added back in the calculation of Adjusted EBITDA for covenant compliance purposes
(d)	On May 21, 2012, the Company completed the call of its remaining $15.2 million face value 12.50% fixed rate notes due May 15, 2017, at a price of 106.25% of face value pursuant to the terms of the indenture governing the notes, resulting in a loss on debt extinguishment of $1.3 million, representing the call premium and write-off of the remaining unamortized deferred financing fees.